Exhibit 99.1

RAMCO-GERSHENSON PROPERTIES TRUST REPORTS
FINANCIAL AND OPERATING RESULTS FOR THE FIRST QUARTER 2015

FARMINGTON HILLS, Michigan – April 21, 2015 - Ramco-Gershenson Properties Trust (NYSE:RPT) today announced its financial and operating results for the three months ended March 31, 2015.

FIRST QUARTER 2015 HIGHLIGHTS:

•	Reported Operating Funds from Operations (“Operating FFO”) of $0.36 per diluted share, compared to $0.30 for the comparable period in 2014.

•	Recorded a gain on sale of $3.2 million, or $0.04 per diluted share, for the sale of land at Gaines Marketplace in Gaines Township, Michigan.

•	Commenced two new redevelopment projects including the planned addition of Nordstrom Rack at West Oaks in Novi, Michigan.

•	Increased same-center net operating income (“NOI”) by 3.3%.

•	Ended the quarter with core portfolio leased occupancy of 95.1%.

"Strong operating and leasing results were the primary drivers of another excellent quarter for our Company,"
said Dennis Gershenson, President and Chief Executive Officer. "Our ability to execute on the value-add opportunities in our core portfolio, evidenced by our two new redevelopment projects initiated in the first quarter, as well as those embedded in our recent acquisitions provide a path to long-term growth and value creation for our shareholders."

FINANCIAL RESULTS:
For the three months ended March 31, 2015:

•	Operating FFO of $31.3 million, or $0.36 per diluted share, compared to $23.0 million, or $0.30 per diluted share for the same period in 2014.

•	FFO of $28.7 million, or $0.33 per diluted share, compared to $23.0 million, or $0.30 per diluted share for the same period in 2014.

•	Net income available to common shareholders of $7.9 million, or $0.10 per diluted share, compared to $0.9 million, or $0.01 per diluted share for the same period in 2014.

FIRST QUARTER OPERATING RESULTS:

•	Same-center NOI growth of 3.3%.

•	Core portfolio leased occupancy of 95.1% and physical occupancy of 94.5%.

•
Signed 82 leases encompassing approximately 564,248 square feet at comparable rental growth of 8.1%, including 59 renewals totaling approximately 384,607 square feet at comparable rental growth of 7.4%.

BALANCE SHEET METRICS:

•	Net debt to total market capitalization of 35.2%.

•	Net debt to EBITDA of 5.9x, interest coverage of 4.1x, and fixed charge coverage of 3.2x.

•	Weighted average debt maturity term of 6.3 years.

INVESTMENT ACTIVITY:
Dispositions
During the quarter the Company sold its 30% interest in the Village of Oriole Plaza, located in Delray Beach, Florida for $8.3 million. As a result of the sale, the Company reported a gain of $2.2 million in its earnings from unconsolidated joint ventures, which is excluded from FFO. The Company also sold two ground-leased land parcels at Gaines Marketplace in Gaines Township, Michigan for $5.2 million recording a gain on sale of $3.2 million that is included in FFO.

Redevelopment
During the quarter, the Company commenced two new value-add improvement projects anchored by high-quality national tenants:

•
West Oaks, a 100% leased, 300,000 square foot market dominant shopping center located in the affluent community of Novi, Michigan, is being repositioned to accommodate a new 33,000 square foot Nordstrom Rack. The redevelopment includes the right-sizing of Gander Mountain, the relocation of David’s Bridal, and the construction of an additional 15,000 square feet of leasable space to accommodate the Nordstrom Rack store.

•
Spring Meadows Place, a 93% leased, 260,000 square foot, multi-anchored shopping center located in Holland, Ohio, is being retenanted with a new 15,000 square foot DSW and a 9,500 square foot Pier 1 Imports. The Company is relocating two national small shop tenants and filling existing vacant space to accommodate the two new stores. Upon completion, the center will be over 95% occupied.

Also during the quarter, the Company completed the redevelopment of Village Plaza in Lakeland, Florida and Promenade at Pleasant Hill in Duluth, Georgia. The projects totaled approximately $11.0 million.

At March 31, 2015, the Company had seven redevelopment projects underway with an estimated total cost of $51.9 million, which are expected to produce a return on incremental costs of between 9% to 10%.

FINANCING ACTIVITY:

During the quarter, the Company sold 0.9 million of newly issued common shares through its at-the-market equity program generating gross proceeds of approximately $17.1 million.

DIVIDEND:

During the first quarter, the Company declared a regular cash dividend of $0.20 per common share for the period of January 1, 2015 through March 31, 2015 and a Series D convertible perpetual preferred share dividend of $0.90625 per share for the same period. The dividends were paid on April 1, 2015 to shareholders of record as of March 20, 2015. The Operating FFO payout ratio was 55.6%.

2015 GUIDANCE:

The Company has affirmed its 2015 guidance for Operating FFO of $1.27 to $1.33 per diluted share.

CONFERENCE CALL/WEBCAST:

Ramco-Gershenson Properties Trust will host a live broadcast of its first quarter conference call on Wednesday, April 22, 2015, at 9:00 a.m. eastern time, to discuss its financial and operating results. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-9205, no pass code needed. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (Conference ID: 13605747), for one week.

SUPPLEMENTAL MATERIALS:

The Company’s quarterly financial and operating supplement is available on its corporate web site at www.rgpt.com. If you wish to receive a copy via email, please send requests to dhendershot@rgpt.com.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST:

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's business is the ownership and management of large, multi-anchor shopping centers primarily in a dozen of the largest metropolitan markets in the United States.  At March 31, 2015, the Company owned interests in and managed a portfolio of 79 shopping centers and one office building with approximately 16.7 million square feet of gross leasable area. At March 31, 2015, the Company's core operating portfolio was 95.1% leased. Additional information regarding the Company is available on its corporate website: www.rgpt.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:

Dawn L. Hendershot, Vice President of Investor Relations
and Corporate Communications
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202

RAMCO-GERSHENSON PROPERTIES TRUST
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Income producing properties, at cost:
Land	$345,473	$341,388
Buildings and improvements	1,602,666	1,592,644
Less accumulated depreciation and amortization	(299,840)	(287,177)
Income producing properties, net	1,648,299	1,646,855
Construction in progress and land available for development or sale	60,152	74,655
Real estate held for sale	7,251	—
Net real estate	1,715,702	1,721,510
Equity investments in unconsolidated joint ventures	22,512	28,733
Cash and cash equivalents	12,966	9,335
Restricted cash	10,452	8,163
Accounts receivable (net of allowance for doubtful accounts of $2,370 and $2,292 as of March 31, 2015 and December 31, 2014, respectively)	13,192	11,997
Acquired lease intangibles, net	73,011	77,045
Other assets, net	88,153	91,596
TOTAL ASSETS	$1,935,988	$1,948,379

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable	910,128	921,705
Capital lease obligation	1,148	1,828
Accounts payable and accrued expenses	37,217	44,232
Acquired lease intangibles, net	53,031	54,278
Other liabilities	10,801	10,106
Distributions payable	18,001	17,951
TOTAL LIABILITIES	1,030,326	1,050,100

Commitments and Contingencies

Ramco-Gershenson Properties Trust ("RPT") Shareholders' Equity:
Preferred shares, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 2,000 shares issued and outstanding as of March 31, 2015 and December 31, 2014	$100,000	$100,000
Common shares of beneficial interest, $0.01 par, 120,000 shares authorized, 78,596 and 77,573 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	786	776
Additional paid-in capital	1,147,073	1,130,262
Accumulated distributions in excess of net income	(364,515)	(356,715)
Accumulated other comprehensive loss	(3,390)	(1,966)
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	879,954	872,357
Noncontrolling interest	25,708	25,922
TOTAL SHAREHOLDERS' EQUITY	905,662	898,279
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,935,988	$1,948,379

RAMCO-GERSHENSON PROPERTIES TRUST
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
REVENUE
Minimum rent	$43,351	$36,267
Percentage rent	353	148
Recovery income from tenants	14,322	12,247
Other property income	859	961
Management and other fee income	532	510
TOTAL REVENUE	59,417	50,133

EXPENSES
Real estate taxes	8,995	7,367
Recoverable operating expense	7,278	6,159
Other non-recoverable operating expense	713	849
Depreciation and amortization	20,363	17,741
Acquisition costs	42	82
General and administrative expense	4,874	5,532
Provision for impairment	2,521	—
TOTAL EXPENSES	44,786	37,730

OPERATING INCOME	14,631	12,403

OTHER INCOME AND EXPENSES
Other expense, net	(218)	(133)
Gain on sale of real estate	3,196	—
Earnings (loss) from unconsolidated joint ventures	2,660	(1,607)
Interest expense	(9,969)	(7,599)
Amortization of deferred financing fees	(334)	(403)
Deferred gain recognized on real estate	—	117
INCOME BEFORE TAX	9,966	2,778
Income tax provision	(22)	(17)
NET INCOME	9,944	2,761
Net income attributable to noncontrolling partner interest	(277)	(89)
NET INCOME ATTRIBUTABLE TO RPT	9,667	2,672
Preferred share dividends	(1,812)	(1,812)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$7,855	$860

EARNINGS PER COMMON SHARE
Basic	$0.10	$0.01
Diluted	0.10	0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	77,925	67,070
Diluted	78,128	67,314

RAMCO-GERSHENSON PROPERTIES TRUST
FUNDS FROM OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014

Net income available to common shareholders	$7,855	$860
Adjustments:
Rental property depreciation and amortization expense	20,327	17,614
Pro-rata share of real estate depreciation from unconsolidated joint ventures	696	2,763
Gain on sale of joint venture depreciable real estate (1)	(2,239)	—
Deferred gain recognized on real estate	—	(117)
Noncontrolling interest in Operating Partnership (2)	277	89
Subtotal	26,916	21,209
Add preferred share dividends (if converted)	1,812	1,812
FFO	$28,728	$23,021

Provision for impairment on land available for development or sale	2,521	—
Gain on extinguishment of joint venture debt (1)	—	(106)
Acquisition costs	42	82
Operating FFO	$31,291	$22,997

Weighted average common shares	77,925	67,070
Shares issuable upon conversion of Operating Partnership Units (2)	2,247	2,252
Dilutive effect of securities	203	244
Subtotal	80,375	69,566
Shares issuable upon conversion of preferred shares	7,033	6,940
Weighted average equivalent shares outstanding, diluted	87,408	76,506

FFO, per diluted share (3)	$0.33	$0.30
Operating FFO, per diluted share	$0.36	$0.30

Dividend per common share	$0.2000	$0.1875
Payout ratio - Operating FFO	55.6%	62.5%

(1)	Amount included in earnings (loss) from unconsolidated joint ventures.

(2)	The total non-controlling interest reflects OP units convertible 1:1 into common shares.

(3)	1Q15 includes $0.04 per share attributable to gain on sale of land at Gaines Marketplace.

We consider funds from operations, also known as “FFO,” to be an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents net income available to common shareholders, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains (losses) on sales of depreciable property and impairment provisions on depreciable property and equity investments in depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and adjustments for unconsolidated partnerships and joint ventures. Also, we consider "Operating FFO" a meaningful, additional measure of financial performance because it excludes acquisitions costs and periodic items such as impairment provisions on land available for development or sale, bargain purchase gains, and gains or losses on extinguishment of debt that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity. While we consider FFO and Operating FFO useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.